                                                                      EXHIBIT 12

                                    Exhibit

               Computation of Ratio of Earnings to Fixed Charges
               -------------------------------------------------

(Dollars in thousands)
                        Three Months Ended     Six Months Ended
                             June 30,              June 30,                         Years Ended December 31,
                        ------------------    ------------------       ------------------------------------------------
                            1995      1994        1995      1994           1994      1993      1992      1991      1990
                        --------   -------    --------  --------       --------  --------  --------  --------  --------
Income before income
 taxes................  $ 55,498   $52,973    $107,963  $103,510       $218,913  $189,960  $185,704  $148,746  $131,582
                        --------   -------    --------  --------       --------  --------  --------  --------  --------
Fixed charges:
  Interest on debt....    50,918    36,806      99,467    70,130        151,239   137,372   146,594   167,236   164,699
  1/3 rental expense..       373       350         765       697          1,463     1,575     1,491     1,389     1,321
                        --------   -------    --------  --------       --------  --------  --------  --------  --------
Total fixed charges...    51,291    37,156     100,232    70,827        152,702   138,947   148,085   168,625   166,020
                        --------   -------    --------  --------       --------  --------  --------  --------  --------
Total.................  $106,789   $90,129    $208,195  $174,337       $371,615  $328,907  $333,789  $317,371  $297,602
                        ========   =======    ========  ========       ========  ========  ========  ========  ========
Ratio of earnings to
 fixed charges(1).....     2.08x     2.43x       2.08x     2.46x          2.43x     2.37x     2.25x     1.88x     1.79x
                        ========   =======    ========  ========       ========  ========  ========  ========  ========

(1) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third rental expense as representative of the interest portion of rentals.